Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
612-761-6627 or 312-781-2979

Carolyn Brookter (media)
612-696-6557

TARGET CORPORATION TO SELL MARSHALL FIELD’S
Company also Announces $3 Billion Share Repurchase Program

MINNEAPOLIS, June 9, 2004 — Target Corporation announced today that it has reached a definitive agreement to sell its Marshall Field’s business unit and nine locations in the Twin Cities currently operated as Mervyn’s stores to The May Department Stores Company for approximately $3.2 billion in cash. Marshall Field’s is a traditional department store that emphasizes fashion leadership, quality merchandise and superior guest service. It is headquartered in Minneapolis, operates 62 stores and employs approximately 25,000 team members in 8 states in the upper Midwest. In 2003, Marshall Field’s produced revenues of $2.6 billion and pretax segment profit of $107 million.

Under the terms of the agreement, Target Corporation will sell substantially all of the assets directly involved in its Marshall Field’s business unit, including 62 Marshall Field’s stores, three distribution centers and approximately $600 million of Marshall Field’s credit card receivables. All current Marshall Field’s team members will be offered employment by The May Department Stores Company.

The transaction is subject to regulatory approval and is expected to be completed shortly after approval is obtained. The sale is expected to result in an estimated after-tax gain in the range of $1 billion, somewhat exceeding $1.00 per share, in the second or third quarter.

Bob Ulrich, chairman and chief executive officer of Target Corporation, said, “Our decision to sell Marshall Field’s, though not easy, reflects our long-term commitment to create substantial value for our shareholders over time, combined with our responsibility to our team members, our guests and the communities we serve. We believe that the sale of Marshall Field’s to The May Department Store Company as an ongoing business enhances the opportunity for all of our stakeholders to enjoy continued success for many years.”

Target Corporation also announced today its plans to repurchase $3 billion of its common stock. The repurchase program was authorized by the company’s board of directors and replaces an existing share repurchase authorization. The repurchase of the common stock is expected to be made primarily in open market transactions, subject to market conditions, and is expected to be completed within two to three years.

The review of strategic alternatives for Mervyn’s is continuing in line with its expected timetable, and additional information regarding this review is expected to be available within 60 to 90 days. Mervyn’s is a promotional, middle-market department store, based in the San Francisco Bay area with 266 stores in 14 states, primarily in the west and south. In 2003, Mervyn’s generated $3.6 billion in revenue and $160 million in pretax segment profit. Target Corporation announced in March that this review includes, but is not limited to, the possible sale of Mervyn’s as an ongoing business to an existing retailer or other qualified buyer. As we reach important milestones in this process, the company will broadly disseminate updates.

A pre-recorded message describing all information that is currently available will be accessible later this evening by calling 612-761-1005. A transcript of this pre-recorded message is also available on our web site at www.targetcorp.com (Click on “investor information,” then select “presentations”).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

In addition to Mervyn’s and Marshall Field’s, Target Corporation operates Target Stores, a large-store, general-merchandise, discount format consisting of 1,249 stores in 47 states, as well as an on-line business called target.direct.

Additional information about the sale of Mervyn’s Twin Cities store locations is contained in a separate release.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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